Exhibit 3.1

BRIDGEPOINT EDUCATION, INC.

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Bridgepoint Education, Inc., (the “Company”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
1.The name of the corporation is Bridgepoint Education, Inc. The original Certificate of Incorporation of the Company was first filed with the Office of the Secretary of State of Delaware on May 21, 1999 under the name “TeleUniversity, Inc.”
2.    A Fifth Amended and Restated Certificate of Incorporation was filed with the Office of the Secretary of State of Delaware on April 20, 2009.
3.    This Certificate of Amendment was duly authorized and adopted by the Company’s board of directors in accordance with the provisions of Section 242 of the DGCL.
4.    The text of the Article First of the Company’s Amended and Restated Certificate of Incorporation is to be amended and restated in its entirety as follows:
“The name of this corporation is Zovio Inc”
5.    This Certificate of Amendment shall be effective as of April 2, 2019 at 4:00 P.M. Eastern Standard Time.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on April 2, 2019.

Bridgepoint Education, Inc.
a Delaware corporation

By: /s/ Andrew Clark
Andrew Clark, President and Chief Executive Officer